UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 22, 2003

U.S. Gold Corporation
(Exact Name of Registrant as Specified in Charter)

Colorado	1-02714	84-1533604
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2201 Kipling Street, Suite 100, Lakewood, CO 80215-1545
(Address of Principal Executive Office)

(303) 238-1438
(Registrant’s telephone number, including area code)

Item 5. Other Events and Regulation FD Disclosure

On September 19, 2003, U.S. Gold Corporation (the “Corporation”) held its annual meeting of shareholders in Golden, Colorado.

Shareholders at that meeting approved an amendment to the Corporation’s articles of incorporation to increase the authorized number of common shares from 18 million to 35 million shares. Approval of this action required two-thirds, or 66.67%, of the outstanding shares as of the record date, August 12, 2003. Shareholders representing 83% of the outstanding shares as of the record date approved this amendment to the Corporation’s articles of incorporation.

Shareholders also elected six incumbent directors of the Corporation, those being William W. Reid, John W. Goth, Richard F. Nanna, Peter Bojtos, Curtis Deane and David C. Reid. In addition, an amendment to the Corporation’s Non-Qualified Stock Option and Stock Grant Plan, As Amended, to increase the shares reserved for issuance under that plan from 2.5 million common shares of the Corporation to 3.5 million shares was approved by shareholders.

U.S.  Gold Corporation holds a 45% interest in the Tonkin Springs gold mine property in Eureka County, Nevada, which is being developed under a joint venture with BacTech Enviromet Corporation. U.S. Gold is also the largest shareholder (27%) of an affiliate private company, Gold Resource Corporation, which is currently involved in a drilling program of a gold exploration property in Oaxaca, Mexico under a joint venture with Canyon Resources Corporation. Canyon has the right to finance $3.5 million of exploration and development expenditures at the Oaxaca property to earn a 50% interest in the property.

Item 7. Financial Statements and Exhibits.

      (c) Exhibits:

         99.1 News Release dated September 22, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

U.S. GOLD CORPORATION By: /s/ William W. Reid —————————————— William W. Reid President

DATE: September 22, 2003